Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES FIRST QUARTER 2012 OPERATING AND FINANCIAL RESULTS; COMPANY FIRST QUARTER REVENUES RISE 133% ON 109% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 1 P.M. EASTERN ON MAY 10, 2012

Houston (May 9, 2012 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the first quarter 2012, which included the following highlights:

HIGHLIGHTS FIRST QUARTER 2012

•                  Production of 84,530 BOE, an increase of 28,523 BOE or 51% over the previous quarter and an increase of 109% over the same period a year ago.

•                  Revenues of $7.6 million, 98% oil, an increase of 133% over the same period a year ago.

•                  Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative losses (Adjusted EBITDA), a non-GAAP financial measure, of $3.8 million. A reconciliation of Adjusted EBITDA to GAAP net income (loss) is presented in the financial summary below.

•                  Adjusted net income, a non-GAAP financial measure defined below, of $1.5 million.  A reconciliation of Adjusted net income to GAAP net income (loss) is presented in the financial summary below.

•                  Net loss of $3.0 million after an unrealized loss on derivative activities of $0.6 million and non-cash stock-based compensation of $4.0 million.

RESULTS FOR THREE MONTHS ENDED MARCH 31, 2012

Production volumes for the three months ended March 31, 2012 were 84,530 BOE, an increase of 109% over the first quarter of 2011. The production increases in 2012 were due to the drilling and completing of three new wells in the second half of 2011 and one new well in the first quarter of 2012, partially offset by normal production declines.  One well was awaiting completion and three wells were drilling at the end of the first quarter of 2012.

Revenues were $7.6 million for the first quarter of 2012, which includes oil and condensate revenues of $7.5 million.  This represents a 133% increase over first quarter 2011 revenues of $3.3 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $107.13 per barrel during the first quarter of 2012 compared to $90.40 for the same period a year ago.  The realized price for natural gas was $2.09 per Mcf compared to $4.05 for the same period a year ago.  Overall, the average realized price the Company received was $90.48 per BOE during the first quarter of 2012 as compared to $81.03 for the same period a year ago.  The impact of the unrealized loss on derivatives was $12.22 per BOE for the first quarter of 2012.  The Company had no derivative activities in the first quarter of 2011.

Lease operating expenses (“LOE”) were $775,457, or $9.17 per BOE, for the first quarter of 2012, as compared to $305,821, or $7.55 per BOE, for the first quarter of 2011.  Production and ad valorem taxes were $393,579, or $4.66 per BOE, for the first quarter of 2012, as compared to $177,383, or $4.38 per BOE, for the first quarter of 2011.  The increase in LOE and production and ad valorem taxes was due primarily to the drilling and completing of three new wells in the second half of 2011 and one new well in the first quarter of 2012 and the resulting increase in production volumes and revenues.

General and administrative (G&A) expense, excluding share-based compensation, was $2.3 million for the first quarter of 2012 as compared to $1.4 million for the first quarter of 2011.  The increase in G&A was due primarily to costs associated with becoming a public entity such as increased audit fees, legal expenses and insurance costs.

During the first quarter of 2012, the Company granted restricted stock to its director, its officers and certain employees of Sanchez Oil and Gas Corporation, with whom we have a services agreement providing our administrative and technical support.  As a result of those awards, the Company recognized non-cash, stock-based compensation of $4.0 million during the first quarter of 2012.  No grants were awarded prior to 2012.

Adjusted EBITDA, as described, was $3.8 million or $0.11 per share during the first quarter of 2012, as compared to $1.4 million, or $0.06 per share, in the first quarter of 2011.

Depletion, depreciation and amortization (“DD&A”) expense for the first quarter of 2012 increased from $0.9 million, or $21.21 per BOE, for the first quarter of 2011 to $2.2 million, or $26.53 per BOE for the first quarter of 2012, due primarily to increases in production.

Adjusted net income, which excludes certain non-cash items described below (“Adjusted Net Income”), was $1.5 million, or $0.04 per basic and diluted share, during the first quarter of 2012, as compared to $0.6 million, or $0.03 per basic and diluted share, during the first quarter of 2011.

The Company reported a net loss of $3.0 million, or $0.09 per share, for the first quarter of 2012 as compared to net income of $0.6 million, or $0.03 per basic and diluted share, reported for the first quarter of 2011.

OPERATIONAL UPDATE

Sanchez’s 2012 accelerated drilling program began late in the first quarter and since that point has had three rigs running, one in each of its core areas.  In the Maverick area, one well, the Ray #1H well (100% W.I.) has been drilled, cased and fracked as a standalone well.  Initial flow back of the Ray #1H well recently commenced with first production expected after the initial recovery of frack fluid from the completion.   The rig that drilled the Ray #1H well has also drilled and cased the Petro-Pards #1H well and is currently drilling the Petro-Pards #2H well (both 100% W. I.).  The completion of the two Petro-Pards wells will occur back to back with first production expected in June 2012.  Upon completion of drilling activities on the Petro-Pards location, that rig will move to the Mark & Sandra #2H location which will be the fourth horizontal well in the Maverick area so far this year.  After being shut in to test the Austin Chalk section, the Mark & Sandra #1 vertical well has recently been returned to production with an initial production rate of over 300 B/O per day. The Company plans to drill a second vertical well, the

Goodwin #1V well (100%W.I.) in this area to spud in late May 2012.  Another two to three vertical wells may be drilled in the Maverick area this year.

In the Marquis area, the Company has drilled and logged a vertical pilot hole and is currently drilling the horizontal section of the Prost #1H well (100% W.I.).  Upon completion of the drilling of that well, the rig will skid over and drill the Prost #2H well (100% W.I) from the same pad and both wells will be completed together.  The initial production results of those two wells are expected in June 2012.  The Company currently plans to drill 6 gross and net wells in this area during 2012.

In our Palmetto area, the Barnhart #7 well (W.I. 50%) has been drilled and cased and is waiting on completion which is expected in mid- May.  The Barnhart #8 well (W.I. 50%) is currently being drilled and will be completed shortly after the Barnhart #7 well.  The rig working in the Palmetto area is expected to work continuously during 2012 with an expectation that 13 gross, 6.5 net wells are drilled in this area during the year.

In accordance with its operating plan, the Company did not complete or bring on line any material wells for any sustained period during the first quarter of 2012.  Our production exit rate of approximately 800 BOE/day at March 31, 2012 reflected an expected normal production decline rate.  Production is expected to begin growing late in the second quarter with steady increases in the third and fourth quarters as a result of our increased drilling activities.  We re-affirm our expected 2012 production exit rate to be between 4,000 and 5,000 BOE per day, a substantial increase from our current rate.

MANAGEMENT COMMENTS

Tony Sanchez III, Chairman and CEO of Sanchez Energy, said: “Our operating results for the first quarter exceeded our expectations as production volumes beat our forecasts based on the continued strong performance of the two latest wells in Palmetto, the Barnhart #5H and #6H, which commenced production in December of 2011.  Our internal estimates of the ultimate recoverable reserves from those two wells, after five months of production, are both expected to exceed 800 MBOE.  We are well into our continuous drilling program at Palmetto which is targeting a total of 13 gross, or 6.5 net wells, for this year.  The first five wells are planned as single, delineation wells across the northern portion of our large contiguous acreage block.  After receipt of 3-D seismic across the southern acreage portion, drilling of the following eight wells in the second half of the year will be more developmental in nature with wells drilled in a similar fashion to the last two wells and testing tighter spacing.

Our log of the vertical pilot hole in Marquis, our Prost #1H well, confirmed our expectations with respect to the targeted productive section in the Eagle Ford and indicated a productive Austin Chalk zone immediately above the Eagle Ford which can be targeted in the fracture stimulation of the Eagle Ford.  After completing the horizontal section of the Prost #1H well, the rig will skid over to drill the Prost #2H well which will not require a pilot hole.  We expect first production results from these two wells in late June.

Our drilling activities in Maverick are well on track with our plans and we expect to have three horizontal wells on production here by the end of the second quarter, with a fourth horizontal well reaching TD near the end of the quarter.  Our vertical Mark & Sandra #1V well has produced initial production results that have exceeded our expectations.  We have recently run tubing and installed pumping equipment on the well and are now in a position to judge the sustained production results.  We will shortly spud a second vertical well, the Goodwin #1V, and we plan to test a gas frack of the Eagle Ford section in that well.  Over the course of this year we will continue our assessment of a vertical development program in Maverick as a supplement to our ongoing horizontal wells.

As expected, our production will continue on its normal decline profile until late in the second quarter when the wells currently drilling or completing start to come on line.  We expect to experience a rapid increase in production volumes beginning late in the second quarter and continuing through the second half of 2012 and remain comfortable with our forecasted 2012 production exit rate of 4,000 to 5,000 BOE per day.  We continue to assess strategic undeveloped acreage additions to our portfolio as well as selected acquisition opportunities of acreage positions that have had initial drilling development.”

Conference Call

Sanchez will host a conference call for investors on May 10, 2012 at 2:00 P.M. EDT (1:00 P.M. CDT, 12:00 P.M. MDT and 11:00 A.M. PDT).  Interested investors can listen to the call by clicking on www.sanchezenergycorp.com and clicking on the First Quarter 2012 Conference Call button.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth. Further information on such assumptions, risks and uncertainties is available in Sanchez’ filings with the Securities and Exchange Commission (“SEC”). Sanchez’ filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

(Financial Highlights to follow)

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in thousands, except per
	share amounts)
REVENUES:
Oil and condensate	$7,461	$3,144
Natural gas	187	140
Total revenues	7,648	3,284

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	775	306
Production and ad valorem taxes, net	394	177
General and administrative	2,284	1,373
Total costs and expenses	3,453	1,856

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	(445)	—
Adjusted EBITDA, as defined (1)	$3,750	$1,428
Adjusted EBITDA per common share - Basic and Diluted (1)	$0.11	$0.06

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion, and amortization	$(2,242)	$(860)
Accretion expense	(2)	(1)
Interest income	8	—
Adjusted net income, as defined (1)	$1,514	$567
Adjusted net income per common share - Basic and Diluted (1)	$0.04	$0.03

Other non-cash items of income (expense) included in net income (loss):
Stock-based compensation	(3,970)	—
Unrealized loss on derivatives	(588)	—
Net income (loss)	$(3,044)	$567
Net income (loss) per common share - Basic and Diluted	$(0.09)	$0.03

Weighted average common shares outstanding - Basic and Diluted	33,000	22,091

(1) Adjusted EBITDA, Adjusted EBITDA per common share, Adjusted net income and Adjusted net income per common share are defined below.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2012	2011
	(In thousands)
ASSETS:
Cash and cash equivalents	$62,498	$63,041
Oil and natural gas receivables	2,721	1,193
Fair value of derivative instruments	3,564	1,461
Other current assets	423	327
Property and equipment, net	161,194	151,334

TOTAL ASSETS	$230,400	$217,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - related entities	$5,295	$1,606
Accrued liabilities	5,980	526
Other current liabilities	2,952	—
Asset retirement obligation	106	83
Stockholders’ equity	216,067	215,141

Total liabilities and stockholders’ equity	$230,400	$217,356

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Production volumes -
Oil and condensate (MBo)	69.6	34.8
Natural gas (MMcf)	89.3	34.5
Total oil equivalent (MBOE)	84.5	40.5

Average sales price -
Oil and condensate ($ per Bo)	$107.13	$90.40
Natural gas ($ per MCF)	$2.09	$4.05
Oil equivalent ($ per BOE)	$90.48	$81.03

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                 Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense, and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands, except per share data):

	Three Months
	Ended March 31,
	2012	2011
Net income (loss)	$(3,044)	$567
Plus:
Unrealized loss on derivative instruments	588	—
Depreciation, depletion, amortization and accretion	2,244	861
Stock-based compensation	3,970	—
Less:
Interest income	(8)	—
Adjusted EBITDA	$3,750	$1,428

Net income (loss) per common share	$(0.09)	$0.03
Plus:
Unrealized loss on derivative instruments	0.02	—
Depreciation, depletion, amortization and accretion	0.07	0.03
Stock-based compensation	0.12	—
Less:
Interest income	—	—
Portion attributable to participating securities	(0.01)	—
Adjusted EBITDA per share	$0.11	$0.06

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

II.             We present Adjusted Net Income in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense, and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months
	Ended March 31,
	2012	2011
Net income (loss)	$(3,044)	$567
Plus:
Unrealized loss on derivative instruments	588	—
Stock-based compensation	3,970	—
Adjusted net income	$1,514	$567

Net income (loss) per common share	$(0.09)	$0.03
Plus:
Unrealized loss on derivative instruments	0.02	—
Stock-based compensation	0.12	—
Less:
Portion attributable to participating securities	(0.01)	—
Adjusted net income per share	$0.04	$0.03

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.